Exhibit 99.1

BioDelivery Sciences Mourns the Loss of Revered Board Member Bill Stephenson

MORRISVILLE, N.C. – ( BUSINESS WIRE) – August 29, 2006 - BioDelivery Sciences International, Inc. (NASDAQ:BDSI-News), is saddened by the death of Board member L.M. (Bill) Stephenson, Ph.D., who passed away this weekend following an extended illness. Dr. Stephenson served on the BDSI Board with distinction since 2001.

Dr. Frank O’Donnell, BDSI’s Chairman of the Board, remarking on the passing of Bill Stephenson, said: “Bill loved BDSI, and took great satisfaction in supporting it, from its earliest years. He faced his terminal illness with extraordinary courage and dignity, and, served as model for all of us as we face our own mortality. We will dearly miss Bill and his intelligence, wisdom, decency and leadership. Our thoughts and prayers go out to his family at this time.”

About BioDelivery Sciences International

BioDelivery Sciences International, Inc. is a specialty pharmaceutical company that is focused on developing innovative products to treat acute conditions such as pain. The company utilizes its owned and licensed patented drug delivery technologies to develop and commercialize clinically-significant new products using proven therapeutics. BDSI’s pain franchise currently consists of two products in development utilizing the company’s patented BEMA™ oral adhesive disc technology: BEMATM Fentanyl, a treatment for “breakthrough” cancer pain which is expected to complete its Phase III BEMA Fentanyl trials during the second half of 2006, and BEMATM LA, a second analgesic with a target indication of the treatment of moderate to severe pain, which is currently in Phase I trials and on which the company intends to initiate Phase III trials in the second half of 2006. The company is also working with both its BEMATM technology and its patented Bioral® nanocochleate technology on products targeted at other acute treatment opportunities such as insomnia, nausea and vomiting, and infections. The company’s headquarters are located in Morrisville, North Carolina and its principal laboratory is located in Newark, New Jersey. For more information please visit www.bdsinternational.com.

Forward-Looking Statements

Note: Except for the historical information contained herein, this press release contains, among other things, certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Such statements may include, without limitation, statements with respect to the plans, objectives, expectations and intentions and other statements of BioDelivery Sciences International, Inc. and other parties, which statements are identified by words such as “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,”

“intends,” “plans” or similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission. Actual results, including, without limitation, actual sales results, if any, or the results of scheduled or additional clinical trials and FDA or foreign regulatory review of the Company’s formulations and products may differ from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control). Peak sales estimates have been determined on the basis of market research and comparable product analysis, but no assurances can be given that such sales levels will be achieved, if at all.

Contact:

Investor Relations Group

Investor Relations:

James Carbonara or Andrea Raetzer, 212-825-3210

or

Janet Vasquez or Bill Douglass, 212-825-3210